As filed with the Securities and Exchange Commission on August 23, 2022

Registration No. 333-163073
Registration No. 333-257280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-163073
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-257280

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHARPS COMPLIANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2657168
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
 (Address of Principal Executive Offices, including Zip Code)

Diana P. Diaz
 Senior Vice President, Secretary, and Chief Accounting Officer
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Telephone: (713) 432-0300
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
 Brandon T. Byrne
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
(214) 855-7437
(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Sharps Compliance Corp., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 (together, the “Registration Statements”):

1.
Registration Statement No. 333-163073, registering the offer and sale of 3,703,000 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2009, and amended on November 25, 2009, December 1, 2009, December 8, 2009, and December 8, 2009.

2.
Registration Statement No. 333-257280, registering the offer and sale of shares of Common Stock, shares of preferred stock, par value $0.01 per share, of the Registrant (the “Preferred Stock”), depositary shares representing an interest in a fractional share or multiple shares of the Preferred Stock (“Depositary Shares”), warrants to purchase Common Stock or Preferred Stock (“Warrants”), rights to purchase Common Stock, Preferred Stock, or Warrants (“Rights”), and units that include Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, or any combination thereof, which was filed with the SEC on June 22, 2021.

On July 12, 2022, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Raven Buyer, Inc., a Delaware corporation (“Parent”), and Raven Houston Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, on August 23, 2022, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock was cancelled and converted into the right to receive cash in an amount equal to $8.75 per share, without interest and subject to any required withholding of taxes, other than Shares (i) held in the treasury of the Registrant, (ii) owned directly or indirectly by Parent or Merger Sub immediately prior to the effective time of the Merger, or (iii) held by stockholders who properly exercised their appraisal rights under Delaware law.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 23, 2022.

SHARPS COMPLIANCE CORP.

By: /s/ Diana P. Diaz
Name:	Diana P. Diaz
Title:	Senior Vice President, Secretary, and Chief Accounting Officer